CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in each Prospectus constituting part of this Post-Effective Amendment No. 4 to the Registration Statement No. 333-24009 on Form S-3 of our report dated February 8, 1999 appearing on page F-1 of The Equitable Life Assurance Society of the United States' Annual Report on Form 10-K for the year ended December 31, 1998. We also consent to the incorporation by reference of our report on the Consolidated Financial Statement Schedules dated February 8, 1999 which appears on page F-53 of such Annual Report on Form 10-K. We also consent to the references to us under the heading "Independent Accountants" in each Prospectus.

PricewaterhouseCoopers LLP
New York, New York
April 30, 1999